EXHIBIT 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2017 Second Quarter Results

•	Second quarter revenue was $21 million; net income was $1.3 million, or $0.13 per share

•	Orders increased 20% to $24.8 million in second quarter compared with the prior-year period, driven by results of diversification strategy

•	Backlog grew to $104 million, from $100 million at end of fiscal 2017 first quarter

BATAVIA, NY, November 1, 2016 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its second quarter ended September 30, 2016. Graham’s current fiscal year ends March 31, 2017 (“fiscal 2017”).

Net sales in the second quarter were $21.1 million, compared with net sales of $22.8 million in the second quarter of the fiscal year ended March 31, 2016 (“fiscal 2016”). Net income in the second quarter was $1.3 million, or $0.13 per diluted share, compared with $2.0 million, or $0.20 per diluted share, in the prior year’s second quarter.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “During this quarter we benefited from conversion of certain larger nuclear market orders that had been in backlog. However, we are continuing to experience difficult energy-related market conditions, not only causing delays and pricing pressure for major project work but short cycle projects as well. These factors, along with low capacity utilization within our operations, resulted in lower comparative margins on a year-over-year basis. Despite the difficult operating environment, we continue to execute profitably and maintain our commitment to Graham’s longer-term growth objectives.”

Second Quarter Fiscal 2017 Sales Review

(See accompanying financial tables for a breakdown of sales by industry and region)

Weak energy market conditions continued to impact total sales in the second quarter of fiscal 2017. Highlighting the importance of Graham’s diversification strategy, sales to the power market were up to $6.1 million compared with $3.0 million in the second quarter of fiscal 2016. However, this growth and market diversification were offset by the decline in sales to other markets. From a geographic perspective, sales to the U.S., Asia and other regions were positive compared with the prior-year’s second quarter, while sales to the Middle East were down.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Second Quarter Fiscal 2017 Operating Performance Review

($ in millions)	Q2 FY17	Q2 FY16	Change	% Change
Net sales	$21.1	$22.8	$(1.7)	(7%)
Gross profit	$5.0	$7.1	$(2.1)	(30%)
Gross margin	23.7%	31.3%
Operating profit	$1.8	$2.9	$(1.1)	(39%)
Operating margin	8.3%	12.7%
Net income	$1.3	$2.0	$(0.7)	(34%)
Diluted EPS	$0.13	$0.20	$(0.07)	(35%)

Second quarter gross profit and margin were impacted by lower margin orders from backlog, fewer short cycle sales and reduced production volume which resulted in under-absorption of overhead.

Selling, general and administrative (“SG&A”) expenses declined 26% to $3.2 million, principally due to the favorable impact of $0.8 million of insurance proceeds as well as lower compensation expenses and the impact of other cost reductions. SG&A as a percent of sales was 15% in the second quarter of fiscal 2017 compared with 19% in the same prior-year period.

To complete its restructuring program initiated in the first quarter of fiscal 2017, the Company incurred an additional restructuring charge of $75,000 in the second quarter. As previously announced, the program resulted in a 10% headcount reduction and is anticipated to generate approximately $2.7 million of annual cost savings, of which roughly $2.0 million is expected to be realized during fiscal 2017.

During the second quarter of fiscal 2017, Graham had an effective tax rate of 30%. The effective tax rate in the second quarter of fiscal 2016 was 33%.

The decline in net income in the second quarter of fiscal 2017 reflects lower revenue and gross margin, offset in part by reduced SG&A.

Excluding a $0.05 million, net of tax, nonrecurring restructuring charge recorded in the fiscal 2017 second quarter, adjusted net income, a number not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), was $1.4 million or $0.14 per diluted share. Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income helps in the understanding of its operating performance. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income as well as a reconciliation of GAAP net income to non-GAAP adjusted net income.

The comparison of Adjusted EBITDA reflects the same factors:

($ in millions)	Q2 FY17	Q2 FY16	Change	% Change
Adjusted EBITDA	$2.4	$3.5	$(1.1)	(31%)
Adjusted EBITDA margin	11.4%	15.4%

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA (consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge) and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures,

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

First Half Fiscal 2017 Review

($ in millions)	YTD FY17	YTD FY16	Change	% Change
Net sales	$43.5	$50.4	$(6.9)	(14%)
Gross profit	$9.1	$15.2	$(6.1)	(40%)
Gross margin	21.0%	30.1%
Operating profit	$1.7	$6.3	$(4.6)	(74%)
Operating margin	3.8%	12.5%
Net income	$1.4	$4.3	$(2.9)	(68%)
Diluted EPS	$0.14	$0.43	$(0.29)	(67%)

International sales were $11.8 million in the first six months of fiscal 2017 and represented 27% of total sales, compared with $17.6 million, or 35% of sales, in the same prior-year period. Sales to the U.S. were $31.7 million, or 73%, of net first half sales in fiscal 2017 compared with $32.8 million, or 65%, of fiscal 2016 first half net sales.

The decrease in gross profit was primarily due to lower volume. The decrease in gross margin was impacted by volume as well as the mix of lower margin orders from backlog and under-utilization of production facilities.

SG&A in the fiscal 2017 first half was $6.8 million, down 23% or $2.1 million. As a percent of sales, SG&A was 16% in the first half of fiscal 2017 compared with 18% in the same prior-year period. This decrease included the favorable impact of $0.8 million of insurance proceeds in the second quarter.

Excluding a $0.4 million net of tax, nonrecurring restructuring charge recorded in the first half of fiscal 2017, adjusted net income, a non-GAAP number, was $1.8 million or $0.19 per diluted share. Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income helps in the understanding of its operating performance. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income as well as a reconciliation of GAAP net income to non-GAAP adjusted net income.

The comparison of Adjusted EBITDA reflects the same factors:

($ in millions)	YTD FY17	YTD FY16	Change	% Change
Adjusted EBITDA	$3.5	$7.5	$(4.0)	(54%)
Adjusted EBITDA margin	7.9%	14.9%

See the attached tables for additional important disclosures regarding Graham’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Balance Sheet Remains Strong

Cash, cash equivalents and investments at September 30, 2016 were $66.3 million, up $1.2 million from the end of fiscal 2016.

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Cash provided by operations in the first half of fiscal 2017 was $3.3 million, compared with $7.7 million in the first half of fiscal 2016. The reduction was primarily due to lower net income and timing of working capital cash flows.

Capital expenditures were $0.2 million in the first half compared with $0.5 million in the same prior-year period. The Company expects capital expenditures for fiscal 2017 to be between $0.5 to $1 million for the full year. Capital investments are expected to be used for equipment upgrades and productivity enhancements.

Dividend payments were $1.7 million for the first half of fiscal 2017, slightly higher than $1.6 million in the prior-year’s first half.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at September 30, 2016.

First Half Fiscal 2017 Backlog Continues to Highlight Importance of Diversification

Backlog at the end of the fiscal 2017 first half was $104 million, up $4.1 million sequentially from the end of the fiscal 2017 first quarter, primarily driven by orders in support of the U.S. Navy.

The backlog mix by industry at September 30, 2016, validates the Company’s market diversification strategy and its expanded focus to increase sales with the U.S. Navy and in the power industry. Backlog by industry was approximately:

•	16% for refinery projects

•	13% for chemical/petrochemical projects

•	11% for power projects, including nuclear

•	57% for U.S. Navy projects

•	3% for other industrial applications

The expected timing for backlog at quarter end to convert to sales is as follows:

•	Within next 12 months: 50% to 55%

•	Within 12 to 24 months: 5% to 10%

•	Beyond 24 months: 35% to 40%

Orders in the second quarter of $24.8 million were up 20% from $20.6 million in the same prior-year period. Orders from U.S. customers were $18.4 million, or 74%, and orders from international markets were $6.4 million, or 26%, in the second quarter of fiscal 2017. Three orders in backlog for the refining industry, valued at $6.9 million, were on hold as of September 30, 2016.

Orders for the first half of fiscal 2017 were $39.4 million, compared with $44.6 million in the first half of fiscal 2016. Orders from U.S. customers were $29 million, or 74%, and orders from international markets were $10.4 million, or 26%, in the first half of fiscal 2017.

Graham expects that the balance between domestic and international orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between these geographic markets.

FY 2017 Guidance Update

Mr. Lines stated, “As we progress through fiscal 2017, we gain confidence in our expected revenue for the year, driven by our solid backlog. However, gross margin is under pressure due to a decline in aftermarket and other short cycle sales that traditionally provide stronger profitability than large project work. We believe this tendency has short term implications,

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

though it affected second quarter results as well as our projections for the remainder of this fiscal year. Additionally, there are lower margin projects converting to sales in the fiscal 2017 second half, putting further pressure on gross margin. As we look forward, we anticipate short cycle sales, including aftermarket, will improve before major project sales begin to move upward.”

Graham’s expects its fiscal 2017 performance to be as follows:

•	Revenue is now anticipated to be between $85 and $95 million

•	Gross margin is now expected to be between 21% and 23%

•	SG&A expense is now expected to be between $15 and $15.5 million, reflecting the favorable impact from second quarter insurance settlement proceeds

•	Effective tax rate is anticipated to be between 30% and 31%

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for the fiscal 2017 second quarter, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of the call through Tuesday, November 8, 2016. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 13645494. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
Net sales	$21,126	$22,798	(7%)	$43,491	$50,415	(14%)
Cost of products sold	16,116	15,663	3%	34,370	35,243	(2%)

Gross profit	5,010	7,135	(30%)	9,121	15,172	(40%)
Gross margin	23.7%	31.3%		21.0%	30.1%

Other expenses and income:
Selling, general and administrative	3,118	4,187	(26%)	6,716	8,767	(23%)
Selling, general and administrative – amortization	59	59	0%	117	117	0%
Restructuring charge	75	—	NA	630	—	NA

Operating profit	1,758	2,889	(39%)	1,658	6,288	(74%)

Operating margin	8.3%	12.7%		3.8%	12.5%

Interest income	(85)	(53)	60%	(172)	(105)	64%
Interest expense	2	1	100%	4	4	0%

Income before provision for income taxes	1,841	2,941	(37%)	1,826	6,389	(71%)
Provision for income taxes	544	965	(44%)	444	2,052	(78%)

Net income	$1,297	$1,976	(34%)	$1,382	$4,337	(68%)

Per share data:
Basic:
Net income	$0.13	$0.20	(35%)	$0.14	$0.43	(67%)

Diluted:
Net income	$0.13	$0.20	(35%)	$0.14	$0.43	(67%)

Weighted average common shares outstanding:
Basic	9,724	10,078		9,699	10,116
Diluted	9,728	10,083		9,704	10,125

Dividends declared per share	$0.09	$0.08		$0.18	$0.16

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	September 30,	March 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$31,274	$24,072
Investments	35,000	41,000
Trade accounts receivable, net of allowances ($32 and $91 at September 30 and March 31, respectively)	18,411	12,730
Unbilled revenue	10,099	11,852
Inventories	7,861	10,811
Prepaid expenses and other current assets	1,358	613
Income taxes receivable	1,255	1,652

Total current assets	105,258	102,730
Property, plant and equipment, net	17,813	18,747
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,158	4,248
Other assets	180	168

Total assets	$144,647	$143,131

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$54	$55
Accounts payable	6,247	10,325
Accrued compensation	4,747	5,317
Accrued expenses and other current liabilities	4,450	3,826
Customer deposits	13,684	8,400

Total current liabilities	29,182	27,923
Capital lease obligations	138	157
Accrued compensation	46	—
Deferred income tax liability	3,850	3,546
Accrued pension liability	977	1,338
Accrued postretirement benefits	802	787

Total liabilities	34,995	33,751

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,542 and 10,468 shares issued and 9,726 and 9,646 shares outstanding at September 30 and March 31, respectively	1,054	1,047
Capital in excess of par value	22,608	22,315
Retained earnings	108,655	109,013
Accumulated other comprehensive loss	(10,375)	(10,676)
Treasury stock (816 and 822 shares)	(12,290)	(12,319)

Total stockholders’ equity	109,652	109,380

Total liabilities and stockholders’ equity	$144,647	$143,131

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2016	2015
Operating activities:
Net income	$1,382	$4,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,048	1,126
Amortization	117	117
Amortization of unrecognized prior service cost and actuarial losses	695	607
Stock-based compensation expense	234	379
Loss on disposal or sale of property, plant and equipment	1	—
Deferred income taxes	21	632
(Increase) decrease in operating assets:
Accounts receivable	(5,754)	(4,941)
Unbilled revenue	1,752	10,084
Inventories	2,950	3,337
Prepaid expenses and other current and non-current assets	(751)	(401)
Income taxes payable/receivable	402	(2,013)
Prepaid pension asset	—	(611)
Increase (decrease) in operating liabilities:
Accounts payable	(4,003)	(717)
Accrued compensation, accrued expenses and other current and non-current liabilities	170	(2,831)
Customer deposits	5,287	(1,319)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(300)	(87)

Net cash provided by operating activities	3,251	7,699

Investing activities:
Purchase of property, plant and equipment	(159)	(523)
Proceeds from disposal of property, plant and equipment	—	3
Purchase of investments	(24,000)	(18,000)
Redemption of investments at maturity	30,000	18,000

Net cash provided (used) by investing activities	5,841	(520)

Financing activities:
Principal repayments on capital lease obligations	(20)	(27)
Issuance of common stock	38	97
Dividends paid	(1,740)	(1,620)
Purchase of treasury stock	(30)	(3,399)
Excess tax (deficiency) benefit on stock awards	(20)	5

Net cash used by financing activities	(1,772)	(4,944)

Effect of exchange rate changes on cash	(118)	(90)

Net increase in cash and cash equivalents	7,202	2,145
Cash and cash equivalents at beginning of year	24,072	27,271

Cash and cash equivalents at end of period	$31,274	$29,416

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Adjusted Net Income Reconciliation—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,				Six Months Ended September 30,
	2016		2015		2016		2015
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net income	$1,297	$0.13	$1,976	$0.20	$1,382	$0.14	$4,337	$0.43
+ Restructuring charge	75	0.01	—	—	630	0.06	—	—
- Tax effect	(22)	—	—	—	(189)	(0.02)	—	—

Adjusted net income	$1,350	$0.14	$1,976	$0.20	$1,823	$0.19	$4,337	$0.43

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because Adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Second Quarter Fiscal 2017

Adjusted EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$1,297	$1,976	$1,382	$4,337
+ Net interest income	(83)	(52)	(168)	(101)
+ Income taxes	544	965	444	2,052
+ Depreciation & amortization	583	622	1,165	1,243
+ Restructuring charge	75	—	630	—

Adjusted EBITDA	$2,416	$3,511	$3,453	$7,531

Adjusted EBITDA margin %	11.4%	15.4%	7.9%	14.9%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge. Adjusted EBITDA margin is Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q116	Q216	Q316	Q416	FY2016	Q117	Q217
	Total	Total	Total	Total	Total	Total	Total
Orders	$24.0	$20.6	$22.3	$17.1	$84.0	$14.6	$24.8
Backlog	$110.1	$108.1	$113.2	$108.0	$108.0	$99.9	$104.0

SALES BY INDUSTRY FY 2017

($ in millions)

FY 2017	Q1 6/30/16	% of Total	Q2 9/30/16	% of Total
Refining	$7.2	32%	$6.7	32%
Chemical/Petrochemical	$5.2	23%	$5.1	24%
Power	$4.7	21%	$6.1	29%
Defense and Other Industrial	$5.3	24%	$3.2	15%

Total	$22.4		$21.1

SALES BY INDUSTRY FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total	Q3 12/31/15	% of Total	Q4 3/31/16	% of Total	FY2016	% of Total
Refining	$7.8	28%	$7.2	32%	$6.2	36%	$7.8	35%	$29.0	32%
Chemical/Petrochemical	$11.3	41%	$7.3	32%	$4.8	28%	$6.0	27%	$29.4	33%
Power	$3.7	13%	$3.0	13%	$2.7	16%	$5.2	23%	$14.6	16%
Defense and Other Industrial	$4.8	18%	$5.3	23%	$3.6	20%	$3.3	15%	$17.0	19%

Total	$27.6		$22.8		$17.3		$22.3		$90.0

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Graham Corporation Reports Fiscal 2017 Second Quarter Results

November 1, 2016

Graham Corporation

Second Quarter Fiscal 2017

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2017

($ in millions)

FY 2017	Q1 6/30/16	% of Total	Q2 9/30/16	% of Total
United States	$16.3	73%	$15.4	73%
Middle East	$1.0	4%	$0.5	2%
Asia	$3.1	14%	$1.2	6%
Other	$2.0	9%	$4.0	19%

Total	$22.4		$21.1

SALES BY REGION FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total	Q3 12/31/15	% of Total	Q4 3/31/16	% of Total	FY2016	% of Total
United States	$17.6	64%	$15.2	67%	$10.8	62%	$13.4	60%	$57.0	63%
Middle East	$3.3	12%	$3.8	17%	$1.7	10%	$2.2	10%	$11.0	12%
Asia	$2.9	11%	$0.8	3%	$1.6	9%	$3.6	16%	$8.9	10%
Other	$3.8	13%	$3.0	13%	$3.2	19%	$3.1	14%	$13.1	15%

Total	$27.6		$22.8		$17.3		$22.3		$90.0

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